Exhibit 19

MIDDLESEX WATER COMPANY

INSIDER TRADING POLICY

I.	PURPOSE

Middlesex Water Company (the “Company”) hereby adopts this Insider Trading Policy (“Policy”) to assist its directors, officers and employees in compliance with insider trading laws and regulations and to further prevent an appearance of improper insider trading.

II.	SCOPE
A.	This Policy applies to all directors, officers and employees of the Company, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the General Counsel may designate as Insiders because they have access to material nonpublic information concerning the Company.
B.	Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

III.	SPECIFIC GUIDANCE
A.	Generally Prohibited Activities.
1.	Trading in Company Securities.
a.	No Insider may buy, sell or otherwise trade in Company securities while aware of material nonpublic information concerning the Company.
b.	No Insider may buy, sell or otherwise trade in Company securities during any special trading blackout period applicable to such Insider as designated by the General Counsel.
2.	Tipping. Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the General Counsel.
3.	Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

Exhibit 19

4.	Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.
5.	Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.
6.	Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.
7.	Margin Account and Pledges. No Insider may pledge Company securities or hold Company securities in margin accounts. When Company securities are held in a margin account or pledged as collateral for a loan, such securities may be sold without the holder’s consent if the holder fails to meet a margin call or defaults on a loan. A margin or foreclosure sale that occurs when an Insider is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading.
8.	Trading in Securities of Other Companies. No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

B.	Additional Restrictions Applicable to Section 16 Individuals and Key Employees.
1.	No Section 16 Individual or Key Employee (each as defined below) may trade in Company securities outside of the Company trading window described in Section V.B below.
2.	No Section 16 Individual may trade in Company securities unless the trade(s) have been approved by the General Counsel in accordance with the procedures set forth in Section V.C.1 below.
C.	Exceptions.

The prohibited activities above do not apply to:

1.	Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations, provided that any securities acquired pursuant to such exercise may not be sold while the Insider is in possession of material nonpublic information or subject to a special trading blackout or, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is closed.

Exhibit 19

2.	Acquisitions or dispositions of Company securities under the Company’s 401(k) plan, the Middlesex Water Company Investment Plan or any other individual account that are made pursuant to standing instructions to a broker entered into while the Insider is not in possession of material nonpublic information or otherwise subject to a special trading blackout and, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is open.
3.	Automatic periodic purchases of Company stock through employee payroll deductions under the Middlesex Water Company Investment Plan. This exception, however, does not apply to voluntary transactions including: (a) the initial election to enroll in the Middlesex Water Company Investment Plan; (b) an election to increase or decrease the amount of automatic periodic contributions by payroll deduction; (c) election to cease payroll deductions altogether and withdraw any accumulated cash; and (d) sales of Company stock that were purchased under the Middlesex Water Company Investment Plan, none of which should be done when an employee is in possession of material nonpublic information. An employee who participates in the Middlesex Water Company Investment Plan and does not possess material nonpublic information at the time of enrollment may have all subsequent automatic investments by payroll deduction established by the enrollment proceed without restriction under this Policy. Section 16 Individuals are not permitted to participate in automatic payroll deduction purchases under the Middlesex Water Company Investment Plan.
4.	Automatic reinvestment of dividends paid on Company stock held in the Middlesex Water Company Investment Plan (“Dividend Reinvestment Plan”). This exception, however, does not apply to voluntary purchases of Company stock under the Dividend Reinvestment Plan resulting from an employee’s initial election to participate in the plan, to make additional contributions or to increase the employee’s level of participation.
5.	Purchases or sales made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see Section VII).

Exhibit 19

IV.	DETERMINING WHETHER INFORMATION IS MATERIAL AND NONPUBLIC
A.	Definition of “Material” Information.
1.	There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation, and cannot be made solely based on the potential financial impact of the information.
2.	In general, information about the Company should be considered “material” if:
•	A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or
•	The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the general perception in the marketplace about the Company.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3.	It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.
4.	While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:
•	Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.
•	Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.
•	New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•	Major discoveries or significant changes or developments in products or product lines, research or technologies.
•	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•	Significant write-downs in assets or increases in reserves.
•	Liquidity problems.
•	Cybersecurity risks and incidents, including vulnerabilities and breaches.
•	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
•	Significant changes in senior management or the Board (as defined below).

Exhibit 19

•	Actual or threatened major litigation or the resolution of such litigation.
•	An imminent change in the Company’s credit rating by a rating agency.
•	The contents of forthcoming publications that may affect the market price of Company securities.
B.	Definition of “Nonpublic” Information.

Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.	Consult the General Counsel for Guidance.

Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the General Counsel for guidance before trading in any Company securities.

V.	ADDITIONAL PROVISIONS FOR SECTION 16 INDIVIDUALS AND KEY EMPLOYEES
A.	Definitions of Section 16 Individuals and Key Employees.
1.	“Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their respective family members and others in their households, for purposes of compliance with Section 16 of the Securities and Exchange Act of 1934.
2.	“Key Employees” – The following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:
•	Active employees of the Company who have met or currently meet the eligibility requirements to receive annual stock option and/or restricted stock unit awards awarded by the Compensation Committee of the Board (the “Committee”); and
•	Any other individual designated from time to time by the Board or the Committee as a Key Employee.

Employees and other individuals who are recipients of stock option and/or restricted stock unit awards awarded by the Committee that are broad-based or special awards from the Chief Executive Officer or other authorized officer under a pool of stock options or restricted stock units established by the Committee shall not be considered Key Employees unless they also meet one or more of the conditions set forth in the preceding two bullets.

Exhibit 19

B.	The Trading Window and Quarterly Blackout Periods.
1.	Trading Only While Trading Window is Open. Section 16 Individuals and Key Employees may buy, sell or trade in Company securities only while the Company’s trading window is open. No Section 16 Individual or Key Employee may trade in Company securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information.
2.	Quarterly Blackout Periods. A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting no less than the last day of the Middlesex Water Company fiscal quarter and ending when two full trading days have passed following the public announcement of Middlesex Water Company’s quarterly financial results. [1] Middlesex Water Company has selected this period because it is the time when there is likely to be material non-public information about Middlesex Water Company that may be available to Section 16 Individuals and Key Employees.
3.	No Trading While Aware of Material Nonpublic Information. Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until after two full trading days have passed following the Company’s widespread public release of such information.

Exceptions for Hardship Cases. The General Counsel may, on a case- by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section V.C.2 below.

C.	Procedures for approving trades by Section 16 Individuals and Hardship Cases.
1.	Section 16 Individual Trades. No Section 16 Individual may trade in Company securities until:
a.	the individual has notified the General Counsel in writing, at least three business days prior to the proposed trade(s), of the amount and nature of the proposed trade(s), and
b.	the individual has certified to the General Counsel in writing, no more than three business days prior to the proposed trade(s), that he or she is not aware of material nonpublic information regarding the Company.

1 The end dates for each Quarterly Blackout Period shall be as follows: (a) 60 days after year-end (December 31) for the annual 10-K reporting period; and (b) 40 days after the close of each quarter for the quarterly 10-Q reporting period. Trading Windows open after 2 full trading days following each Quarterly Blackout Period End Date. Specific filing dates for the 10-K and 10-Q reports are subject to change, and the Vice President, General Counsel & Secretary shall advise Section 16 Individuals and Key Employees of any changes and impacts on the opening of a Trading Window period.

Exhibit 19

The notice and certification required by this Section V.C.1 shall be given using the form attached hereto as Exhibit A. Beginning on the day that is the fourth business day following the date of such notice, and for ten additional business days thereafter, provided that the facts referred to in Section V.C.1.b remain correct, the Section 16 Individual may execute the trade set forth in such notice. Once the approval period identified in the notice has expired, a new notice and certification pursuant to this Section V.C.1 must be given in order for the Section 16 Individual to trade in Company securities.

2.	Hardship Trades. The General Counsel may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardships only after:
a.	the person trading has notified the General Counsel in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and
b.	the person trading has certified to the General Counsel in writing no earlier than two business days prior to the proposed trade(s) that he or she is not aware of material nonpublic information concerning the Company.
3.	General Counsel Trades. If the General Counsel desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company.
4.	No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the General Counsel (or, in the case of any trade by the General Counsel, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, hardship applicants or the General Counsel.

VI.	DUTIES OF THE GENERAL COUNSEL

The Company has designated its General Counsel as the individual responsible for ensuring compliance with this Policy. The duties of the General Counsel include the following:

A.	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
B.	Responding to all inquiries relating to this Policy.
C.	Reviewing and either approving or denying all proposed trades by Section 16 Individuals in accordance with the procedures set forth in Section V.C.1 above.
D.	After discussing with the Chief Executive Officer or the Chief Financial Officer, designating and announcing special trading blackout periods during which certain Insiders may not trade in Company securities.
E.	Providing copies of this Policy and other appropriate materials to all new Insiders.
F.	Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.

Exhibit 19

G.	Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities.
H.	Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate.

The General Counsel may designate one or more individuals who may perform the General Counsel’s duties in the event that the General Counsel is unable or unavailable to perform such duties.

VII.	RULE 10b5-1 TRADING PLANS
A.	General Information.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan.

Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

B.	Specific Requirements.
1.	Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the General Counsel or his or her designee. Section 16 Individuals wanting to establish a Rule 10b5-1 plan must also satisfy the notification and certification requirements set forth in Section V.C.1 above.
2.	Material Nonpublic Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.
3.	Trading Window. Section 16 Individuals and Key Employees may only establish a Rule 10b5-1 plan when the Company’s trading window is open.
4.	30-Day Waiting Period. To avoid even the appearance of impropriety, the Company requires a waiting period of 30 days between the date the Rule 10b5-1 plan is adopted and the date of the first possible transaction under the plan.

Exhibit 19

VIII.	POTENTIAL PENALTIES AND DISCIPLINARY SANCTIONS
A.	Civil and Criminal Penalties.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or the recipient of the tip, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.

B.	Company Discipline.

Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	Reporting of Violations.

Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the General Counsel. Upon determining that any such violation has occurred, the General Counsel, in consultation with the Company’s Disclosure Committee and, where appropriate, the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

IX.	MISCELLANEOUS

This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company.

Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.

Re-Approved: December 15, 2020

Exhibit 19

Receipt and Acknowledgment

Upon first receiving a copy of The Middlesex Water Company Insider Trading Policy or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of “Key Employee” must sign and return to the Office of the General Counsel the following receipt and acknowledgement.

I,                                                                                                    , hereby acknowledge that I have received and read a copy of The Middlesex Water Company Insider Trading Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature	Date

(Print Name)

Exhibit 19

EXHIBIT A

THE MIDDLESEX WATER COMPANY

INSIDER TRADING POLICY

Notice and Certification for Section 16 Individuals 2 and Other Key Employees

To the General Counsel:

I hereby notify you of my intent to trade in securities of The Middlesex Water Company (the “Company”). The amount and nature of the proposed trade is as follows:

☐ Sell in the open market _______ shares of Company Common Stock currently held at ___________ (example: Fidelity; another broker; in certificated form);

☐ Purchase in the open market_______shares of Company Common Stock;

☐ Gift_______shares of Company Common Stock to ____________________________;

☐	Other (explain)
.

I understand that I am not authorized to trade in Company securities in reliance upon this Notice and Certification until______________________________________(insert the date that is four business days after the date hereof), and that such authorization will continue until ______________________________(insert the date that is ten business days after the date hereof). I understand that if I have not completed my proposed trade by the last date of the authorization period set forth in the immediately preceding sentence, I must submit a new Notice and Certification in order to trade in Company securities or adopt a plan.

I hereby certify that I am not aware of material nonpublic information concerning the Company.

Date:	Signature:

Print Name:

To be completed by General Counsel

Approved:

Date:

2 A “Section 16 Individual” is each member of the Company’s Board of Directors, those officers designated by the Board of Directors as “Section 16 officers” of the Company, and their respective family members and others in their households.